Law Office of
                              Eric P. Littman, P.A.
                              7605 SW 104th Street
                              Offices at Pinecrest
                                    Suite 210
                              Miami, Florida 33156

                                  March 2, 1998

Board of Directors
Toups Technology Licensing, Incorporated
7887 Bryan Dairy Road
Suite 210
Largo, FL 33777

Tradability of the Outstanding Shares of Common Stock of Toups Technology Licensing, Incorporated

Our File No. 1880

Gentlemen.:

     You have requested an opinion as to whether or not a public trading market may be established in the issued and outstanding shares of common stock (the "Shares") of Toups Technology Licensing, Incorporated, Florida corporation (the "Company") and whether the Shares may be traded and/or transferred without violation of the Securities Act of 1933, as amended (the "Act"). In providing this opinion, the following factors have been considered and examined:

1. The present corporate status of the Company and the legal validity and effect of prior actions of the Company's Board of Directors and shareholders.

2.     The adequacy and timeliness of the Company's  current public  information
       made  available  and  distributed  by  the  Company,   and  whether  such
       information has been made "publicly available."

3. The present status and validity oft he Company's authorized, issued and outstanding Shares.

4. The Tradability of the Company's Shares in interstate commerce under the Act pursuant to the rules and regulations promulgated thereunder.

                                FACTS AND HISTORY

     In rendering this opinion, we have reviewed certain documents and information provided to us by the Company. Among the documents examined are the Company's Articles of Incorporation, By Laws, minutes, Private: Placement Memorandum and Form D filed with the S.E.C.

     Based upon our review of the documents and information, the following facts are set forth:

1. The Company was incorporated under the laws of the state of FIorida on August 4, 1997 and is a corporation in good standing in the state of Florida The Company currently has authorized capitalization of 20,000,000 shares of common stock, par value $.001 and 10,000,000 shares of preferred stock, par value $ 1.00.

2. 8,610,000 Shares are currently held by the Company's officers, directors, and affiliates and are considered restricted shares.

3. The Company undertook an offering of Shares pursuant to Rule 504 as promulgated under Regulation D of the Act and issued 864,535 Shares in that Offering. Such Shares were offered investors for a cash and services and are held by 18 unaffiliated shareholders.
       That offering is now closed.

                                     THE LAW

     Section 5 of the Act prohibits the sale of any security unless "a Registration Statement is in effect." Section 4 of the Act provides several transactional exemptions to the registration requirements of Section 5, as do certain rules and regulations promulgated under the Act. Regulation D provides rules governing the limited offer and sale of securities under the Act. Rule 504 under Regulation D) provides for the limited offer and sale by certain issuers not exceeding $1,000,000. Rule 504(b)(l) provides that certain securities issued under the Rule 5 04 exemption are not subject to the limitations on resale provisions applicable to other securities issued under Regulation D. Section 2(4) of the Act defines the term "issuer" and Section (2(11) of the Act defines the term "underwriter." Rule 144 under the Act provides guidelines fur the sale of securities by an affiliate or controlling person of the issuer, or the sale of restricted securities by any person,

     As of the date of this opinion, the Company has 9,474,535 Shares outstanding, of which 8,610,000 are restricted from resale by virtue of Rule 144 and 864,535 Shares which are freely tradable by virtue of the Company's Rule 504 offering.

                 COMPANY'S INFORMATION AND DISCLOSURE STATEMENT

     The   Information  and  Disclosure   constitutes   "adequate  and  current"
information with respect to the Company within the meaning of those terms as they are used in and defined by Paragraph (c) of Rule 144 under the Act.

     In the opinion of the undersigned, the Company has complied with all pubic disclosure requirements of the Act. This opinion is based, without limitation upon the following:

1. That by the time this opinion letter is used, the Company will have made available to its shareholders copies of the Information and Disclosure Statement with all attached exhibits; and

2. That the information and Disclosure Statement contains the Company's representation that copies thereof will be furnished to interested securities broker/dealers upon request; and

3. That the Company bas represented that it will, in the immediate future, seek to have its common stock quoted on the OTC Bulletin Board and that the Company will furnish copies of its information and Disclosure Statement in support of its proposed market maker's application for such quotation to the NASD. Assuming that said quotation is included on the OTC Bulletin Board and assuming the persons who are contemplating the purchase or sale of the Company's Shares contact a broker-dealer, that broker-dealer would be in compliance with the provisions of Rule 15c2-211 and hence would have information in question and would be obligated to make such information reasonably available upon request, and;

4. That the Company has represented to the undersigned that copies of the Company's Information and Disclosure Statement have been furnished to its registered agent in the state of Florida and that they will be delivered free of charge to interested persons who inquire; and to interested persons who inquire,

5. That the Company intends to hereinafter have information concerning itself available on a continuous and ongoing basis through the issuance of timely (in light of any subsequent material transactions), periodic reports to not only the Company's shareholders and broker-dealers who may become market makers in its Shares, but also to financial and statistical services, and any other person whom the Company becomes aware may be interested.

     In light of the foregoing,, it is the conclusion of the undersigned that the Company has done all that it can reasonably do, and which is calculated to assure that the information concerning the Company is accessible without undue effort to anyone interested and hence that the information concerning the Company contained in its information and Disclosure Statement is "publicly available."

                      TRADEABILITV OF COMPANY'S ISSUED AND OUTSTANDING SHARES

     Based upon the foregoing, Company's corporate records, including the Company's Private Placement Memorandum, Form D as filed with the S.E.C., stock transfer records, and Minutes, it is the opinion of the undersigned that the 864,535 Shares issued in the Company's Regulation D offering have come to rest in the hands of the current holders and are freely tradable. The remaining 8,610,000 Shares are restricted and may not be freely traded. In rendering this opinion, we relied upon the representations of management set forth herein as to their truth and accuracy, but for which we do not assume the responsibility.

Very Truly Yours,

Eric P. Littman


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